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EXHIBIT 1

AMENDED AND RESTATED
JOINT FILING AGREEMENT

        In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the shares of common stock, $0.01 par value, of Guess ?, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such statement.

        Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Date: February 14, 2002

/s/ MAURICE MARCIANO Maurice Marciano
/s/ PAUL MARCIANO Paul Marciano
/s/ ARMAND MARCIANO Armand Marciano
/s/ GARY W. HAMPAR Gary W. Hampar

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AMENDED AND RESTATED JOINT FILING AGREEMENT